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                                                                     Exhibit 4.1

                          [Bank of America Letterhead]

                               September 29, 2004

Kaiser Aluminum & Chemical Corporation
5847 San Felipe, Suite 2500
Houston, Texas 77057
Attention:  Kerry A. Shiba,
                Vice President, Chief Financial Officer and Treasurer

                     Re:   Kaiser Aluminum & Chemical Corporation
                           $285,000,000 Post-Petition Credit Agreement

Dear Mr. Shiba:

      Reference is made to (i) that certain $285,000,000 Post-Petition Credit Agreement, dated as of February 12, 2002 (as amended, the "Credit Agreement"), among Kaiser Aluminum & Chemical Corporation, Kaiser Aluminum Corporation, Bank of America, N.A., and the other lenders that are or may from time to time become parties to the Credit Agreement and (ii) that certain Amended and Restated Purchase Agreement, dated as of April 20, 2004, among Kaiser Aluminum & Chemical Corporation, Kaiser Aluminium International, Inc., Kaiser Bauxite Company, Kaiser Jamaica Corporation and Alpart Jamaica, Inc. and RUAL Trade Limited, as amended by the Amendment to Amended and Restated Purchase Agreement, dated as of April 26, 2004 (as so amended, the "RUAL Purchase Agreement"). Unless otherwise defined herein, capitalized terms used herein shall have the meanings given to such terms in the Credit Agreement.

      In consideration for the agreements between the Obligors and the Lenders set forth herein, but subject to the conditions set forth herein, the Agent and the Lenders hereby (A) waive, through and including the Sale Waiver Termination Date (as defined below), any noncompliance with the provisions of Section 9.2.11 of the Credit Agreement restricting the sale of the interests of the Company, KAII, KBC, AJI and KJC (collectively, the "Sellers") in or related to ALPART, which interests are comprised of (x) each Seller's entire right, title and interest in, to and under ALPART, including all right, title and interest of such Seller in, to and under the partnership agreement of ALPART and (y) the rights of the Sellers in, to and under the

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"Other Purchased Assets" as described on Schedule A hereto (collectively, the
"Sale"); provided, however, that such waiver shall be limited solely to permit the transactions contemplated under (i) the RUAL Purchase Agreement, (ii) if the RUAL Purchase Agreement is terminated, any purchase agreement that may be entered into between the Sellers and Glencore AG and Glencore Alumina Jamaica II Limited or an affiliate thereof (collectively, "Glencore") reflecting Glencore's final bid at the auction held pursuant to the Bidding Procedures (as defined in the RUAL Purchase Agreement) that does not provide for any greater Contingent Liabilities of the Debtors than are provided for in the RUAL Purchase Agreement and provides for a cash purchase price payable by Glencore to the Sellers in at least the amount reflected in Glencore's final bid (the "Glencore Purchase Agreement"), or (iii) if Hydro Aluminum Jamaica a.s. exercises its right of first refusal, a purchase agreement (the "Hydro Purchase Agreement" and, collectively with the RUAL Purchase Agreement and the Glencore Purchase Agreement, the "Purchase Agreements") on substantially the same terms (except for nonmaterial changes resulting from changes in parties) as the RUAL Purchase Agreement or the Glencore Purchase Agreement, as applicable, (B) waive, through and including the Sale Waiver Termination Date, any restriction in Section 9.2 of the Credit Agreement that would prohibit the repayment of the Indebtedness of ALPART owed to the Caribbean Basin Projects Financing Authority in the manner contemplated by the RUAL Purchase Agreement, including, without limitation, the making of the Carifa Repayment Loans (as defined in the RUAL Purchase Agreement) so long as the Company is immediately repaid in full in cash out of the proceeds of the Sale for any Carifa Repayment Loans made by the Company (including, without limitation, any loans made by the Company, the proceeds of which will be used to satisfy any letter of credit reimbursement obligations in connection with the Carifa Debt, as defined in the RUAL Purchase Agreement), and (C) extend the effectiveness of the prior limited waiver, dated March 29, 2004 (the "EBITDA Limited Waiver"), through and including the EBITDA Waiver Termination Date (defined below), with respect to the minimum EBITDA test in Section 9.2.4 of the Credit Agreement for the measurement periods ending December 31, 2003 and March 31, 2004 and, if Section 9.2.4(b) of the Credit Agreement is then applicable, March 31, 2004, April 30, 2004 and May 31, 2004. Notwithstanding the foregoing, the limited waivers in clauses (A) and (B) of this paragraph shall be effective only through the earliest of (x) prior to the closing of the Sale, the earlier of the date that (i) none of the Purchase Agreements is in effect or (ii) any material term of the then currently effective Purchase Agreement is modified in a manner materially adverse to the Debtors, (y) after the consummation of the Sale, the earliest of the date that (i) the Sale closes if the proceeds of the Sale (excluding the amounts to be repaid to the Company for any Carifa Repayment Loans made by the Company (including, without limitation, any loans made by the Company, the proceeds of which will be used to satisfy any letter of credit reimbursement obligations in connection with the Carifa Debt)) are not wired directly from the buyer to the Blocked Accounts (defined below) on such date,
(ii) a Debtor files a motion (other than a motion to approve a Seventh Amendment (defined below) agreed to and executed by the Lenders), or a Debtor otherwise seeks, to use any cash in the Blocked Accounts, (iii) any other Person files such a motion or otherwise seeks to use any cash in the Blocked Accounts and the Debtors fail to object thereto in good faith and in a timely manner, (iv) the Bankruptcy Court enters an order authorizing the use or withdrawal of any cash in the Blocked Accounts or (v) any amounts are withdrawn from the Blocked Accounts other than in accordance with the terms of a Seventh Amendment agreed to and executed by the Lenders, or (z) June 30, 2004 (such earliest date, the

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"Sale Waiver Termination Date"); provided, however, the Sale Waiver Termination
Date shall not occur under clause (z) above if (i) on or before June 30, 2004, the Debtors shall have filed a motion with the Bankruptcy Court seeking authority to (a) pursuant to section 364(c)(2) of the Bankruptcy Code, grant the Agent, for its benefit and benefit of the Secured Lenders, first-priority Liens on the proceeds of the Sale (excluding the amounts to be repaid to the Company for any Carifa Repayment Loans made by the Company (including, without limitation, any loans made by the Company, the proceeds of which will be used to satisfy any letter of credit reimbursement obligations in connection with the Carifa Debt)) and (b) pay the Agent and the Lenders a $500,000 fee (the "Waiver Fee") as compensation for the limited waivers provided for herein (the "Lien Motion") and (ii) on or before July 30, 2004, (a) the Lien Motion shall have been approved by the Bankruptcy Court (pursuant to a final order that is satisfactory to Agent in its sole discretion) and (b) the Waiver Fee shall have been paid to the Agent and the Lenders. Notwithstanding the foregoing or anything else herein to the contrary, the limited waiver in clause (C) of this paragraph shall be effective only through June 30, 2004 (the "EBITDA Waiver Termination Date"); provided, however, that (x) the EBITDA Waiver Termination Date shall be automatically extended to July 30, 2004 if the Debtors shall have filed the Lien Motion with the Bankruptcy Court on or before June 30, 2004, and
(y) if the EBITDA Waiver Termination Date is so extended, the effectiveness of the EBITDA Limited Waiver with respect to the minimum EBITDA test in Section
9.2.4 of the Credit Agreement shall likewise be extended to apply to the measurement period ending on June 30, 2004.

      The parties hereto anticipate entering into a Seventh Amendment to the Credit Agreement (the "Seventh Amendment") to effect a more comprehensive and permanent modification of the Credit Agreement to permit the transactions contemplated hereby and provide for the modifications of certain covenants contained in the Credit Agreement. If the Waiver Fee is paid to the Agent and the Lenders pursuant to the preceding paragraph, the entire amount thereof shall be credited to and applied against any amendment or similar fees payable by the Obligors to the Agent and the Lenders under the Seventh Amendment. The foregoing limited waivers shall be null and void ab initio and an Event of Default shall immediately occur: (i) in the case of the waiver contained in clause (C) of the preceding paragraph, on the EBITDA Waiver Termination Date and (ii) in the case of the waivers contained in clauses (A) and (B) of the preceding paragraph, on the earlier of (x) the Sale Waiver Termination Date, if the same has occurred due to the occurrence of any event described in clause (y) or clause (z) of the penultimate sentence of the preceding paragraph (but giving effect to the proviso at the end of such clause (z)), and (y) the date the Sale is closed, if the Sale Waiver Termination Date has occurred due to the occurrence of an event described in clause (x)(ii) of the penultimate sentence of the preceding paragraph, unless, in the case of either clause (i) or clause (ii) above, on or prior to such dates, the Obligors and the Lenders shall have entered into, and the Bankruptcy Court shall have entered an order (which order shall have become a final order not later than July 15, 2004) approving the Seventh Amendment agreed to and executed by the Lenders.

      The Obligors and the Lenders hereby agree that (i) as a condition to the continued effectiveness of the limited waivers contained herein, the proceeds of the Sale less the aggregate amount of the Carifa Repayment Loans (including, without limitation, any loans made by the Company, the proceeds of which will be used to satisfy any letter of credit reimbursement

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obligations in connection with the Carifa Debt) shall be deposited, and remain on deposit at all times pending further order of the Bankruptcy Court, in one or more blocked accounts with Agent (collectively, the "Blocked Accounts") pursuant to blocked account agreements in form and substance satisfactory to the Agent, from which Blocked Accounts no Obligor or any other party (other than the Agent) shall have the right to withdraw funds and (ii) until the Sale Waiver Termination Date, (a) the definition of the term "PPE Subcomponent Reduction" shall exclude the Net Disposition Proceeds from the Sale and (b) the Sale shall not count against the $25,000,000 basket referred to in clause (i) of Section
9.2.11 of the Credit Agreement.

      This limited waiver shall be limited precisely as written and shall not be deemed or otherwise construed to constitute a waiver of any other Default or Event of Default, amend or modify any provision of any Loan Document or constitute a course of dealing or any other basis for altering the Obligations of any Obligor. Except as expressly waived hereby, the Credit Agreement and the other Loan Documents, including the Liens granted thereunder, shall remain in full force and effect, and all terms and provisions thereof are hereby ratified and confirmed.

      This limited waiver shall be effective only if and when signed by, and when counterparts hereof shall have been delivered to the Agent (by hand delivery, mail or telecopy) by, the Company, the Parent Guarantor, each Subsidiary Guarantor and the Lenders holding at least 86% of the Revolving Credit Outstandings. This limited waiver may be executed by one or more of the parties on any number of separate counterparts (including by telecopy), all of which taken together shall constitute by one and the same instrument.

      This limited waiver shall be deemed to be a contract made under and governed by the internal laws of the State of New York, without giving effect to such laws relating to conflicts of laws to the extent not preempted by federal bankruptcy law, provided that the Agent and the Lenders shall retain all rights arising under federal law.

      If you have any questions about this letter, please contact me at the number above.

                                         Sincerely,

                                         Bank of America, N.A., as Agent

                                                /s/Robert M. Dalton
                                         ---------------------------------------
                                         Name:     Robert M. Dalton
                                         Title:    Vice President

cc: Kaiser - General Counsel

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AGREED AND CONSENTED TO

as of this 21st day of May, 2004

BANK OF AMERICA, N.A.

By:  /s/Robert M. Dalton
     ------------------------
Name:  Robert M. Dalton
Title: Vice President

GENERAL ELECTRIC CAPITAL CORPORATION

By:  /s/John Dale
     ------------------------
Name:  John Dale
Title: Duly Authorized Signatory

WELLS FARGO FOOTHILL, INC.

By:  /s/Eunnie Kim
     ------------------------
Name:  Eunnie Kim
Title: Vice President

THE CIT GROUP/BUSINESS CREDIT, INC.

By:  /s/Grant Weiss
     ------------------------
Name:  Grant Weiss
Title: Vice President

MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC.

By:  /s/Michele Kouatchis
     ------------------------
Name:  Michele Kouatchis
Title: Director

PNC BANK, NATIONAL ASSOCIATION

By:  /s/Sandra Sha Kenyon
     ------------------------
Name:  Sandra Sha Kenyon
Title: Vice President

GMAC COMMERCIAL FINANCE, LLC

By:  /s/Thomas Brent
     ------------------------
Name:  Thomas Brent
Title: Vice President

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KAISER ALUMINUM CORPORATION

By:  /s/David A. Cheadle
     ------------------------
Name:  David A. Cheadle
Title: Assistant Treasurer

KAISER ALUMINUM & CHEMICAL CORPORATION

By:  /s/David A. Cheadle
     ------------------------
Name:  David A. Cheadle
Title: Assistant Treasurer

AKRON HOLDING CORPORATION
ALPART JAMAICA INC.
KAISER ALUMINA AUSTRALIA CORPORATION
KAISER BELLWOOD CORPORATION
KAISER ALUMINUM & CHEMICAL INVESTMENT, INC.
KAISER ALUMINIUM INTERNATIONAL, INC.
KAISER ALUMINUM PROPERTIES, INC.
KAISER ALUMINUM TECHNICAL SERVICES, INC.
KAISER FINANCE CORPORATION
KAISER JAMAICA CORPORATION
KAISER MICROMILL HOLDINGS, LLC
KAISER SIERRA MICROMILLS, LLC
KAISER TEXAS SIERRA MICROMILLS, LLC
KAISER TEXAS MICROMILL HOLDINGS, LLC
OXNARD FORGE DIE COMPANY, INC.
ALWIS LEASING LLC
KAISER BAUXITE COMPANY
KAISER CENTER, INC.
KAISER CENTER PROPERTIES
KAE TRADING, INC.
KAISER EXPORT COMPANY

By:  /s/David A. Cheadle
     ------------------------
Name:  David A. Cheadle
Title: Assistant Treasurer

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                                   SCHEDULE A

                            "OTHER PURCHASED ASSETS"

      1. all assets and property of every kind and nature that are owned by ALPART, including alumina and other inventory, or by its partners as tenants in common for the use and benefit of ALPART and all other assets and property owned by any Seller or any affiliate of any Seller and used exclusively in ALPART's business;

      2. 5,000 shares of common stock, par value $1.00 per share ("Alpart Farms Common Stock"), of Alpart Farms (Jamaica), Ltd., a Delaware corporation, owned by KBC;

      3. 5,000 shares of Alpart Farms Common Stock owned by the Company;

      4. all shares of Alpart Farms Common Stock acquired after the date of the RUAL Purchase Agreement and prior to the closing date of the Sale by any Seller or any affiliate of any Seller;

      5. the loan made by the Company to ALPART in the original principal amount of $22,100,000 as evidenced by that certain Promissory Note dated March 1, 2001;

      6. the loan to be made by the Company to ALPART on or prior to the closing date of the Sale in the original principal amount of 65% of the Carifa Repayment Loan, as evidenced by a promissory note;

      7. amounts due from ALPART to its partners for funds advanced to ALPART to cover costs of operations, including interest, but excluding depreciation; and

      8. contracts (a) by and among ALPART and the partners of ALPART related to the operation of ALPART, (b) by and among the Company and its affiliates and the Government of Jamaica related to the Company's fiscal system in Jamaica and (c) alumina supply contracts by and between KAII and third parties related to the sale of alumina produced at ALPART.